EXHIBIT 11.1















                                  Ethics Code
















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                           LOCALIZA RENT A CAR S.A.
                           LOCALIZA FRANCHISING S.A.
                               TOTAL FLEET S.A.
                       PRIME PRESTADORA DE SERVICOS S.A.
                   LOCALIZA MASTER FRANCHISEE ARGENTINA S.A.
                       LOCALIZA FRANCHISING BRASIL S.A.


Introduction

Localiza Rent a Car S.A., Localiza Franchising S.A., Total Fleet S.A., Prime Prestadora de Servicos S.A., Localiza Master Franchisee Argentina S.A., Localiza Franchising Brasil S.A. are herein collectively referred to as Localiza.

Localiza is a company which is open to the processes of change now transforming our society. The speed of these developments has led to a range of consequences in every field and affected all our habits and customs, so that ethical behavior is both a personal and professional aspiration and one required of all organizations.

In this environment of rapid change, where we frequently experience concerns and conflict of interests, we prepared our Ethics Code in order to set consistent standards as benchmarks that are adapted to the business culture of the organization itself, customer-focused, and based on appreciation of the value of the individual.

This Code recognizes our organization as socially responsible and part of society in every country and location where it is active. It aims to produce an appropriate response to the demands of a fast moving and complex globalized market.

We are determined to maintain our competitive edge and our prospects for the future, and an exemplary approach to ethics is one of the cornerstones of this process.

We are therefore making this Ethics Code applicable to everyone within the organization. The point is not to set final rules that will cover any situation that may arise, but to pose consistent standards of ethics that can guide our organizational and personal behavior on the road toward our business and personal integrity.

It is up to each and every one of us to ensure that the standards described here translate into a homogeneous culture, leading to fair treatment, equity and probity in all Localiza's relations with its customers, employees, suppliers, partners, competitors and the community in general.

This Ethics Code does not end here. It must be periodically reviewed in order to adapt to any modifications in our organization, in the market or in society as a whole.

Should you have doubts in relation to any attitude, behavior, situation or sensitive issue that is only partially covered in the Code or omitted, seek assistance from your immediate superior, or other departments in the company that you believe to be informed on the issue.

If you would like to obtain copies of this Ethics Code, call our Marketing Communications department in Belo Horizonte, Brazil, tel. (55.31) 3247.7879, fax (55.31) 3247.7678.


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The organization's reputation

Our reputation has been, and will always be one of the decisive factors for our success and perpetuity.

It also reflects the quality of our products and services, the excellence of our human resources and our personal, professional and business ethics.

So we aim to continue and enhance our position as an honest and serious company that strives for excellence, that is guided by high ethical standards, providing confidence to our customers, employees and to the community in general.


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Workplace environment

We wish to provide all our employees with the best workplace environment, sharing the social concerns of society in general and practicing the principles of no discrimination on the basis of nationality, race, religion, gender or age.

All our employees have the duty of striving to introduce and maintain a clean, healthy, organized, safe and productive workplace environment.

Therefore, we shall not admit any expression of prejudice, nor actions, or remarks or any kind of conduct that may create an environment that involves constraint or intimidation or that is in any way offensive or deleterious.

We shall appreciate the personal and professional development of our employees, as well as the commitment to higher levels of performance and bonus reward policies that prioritize productivity and profit sharing for them.

Providing guidance for any employee making mistakes in the course of their duties constitutes a value for the company. Penalties will only be applicable in cases of serious violations or when there is recidivism in relation to faults, even after previous guidance has been provided.


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Personal conduct

We would like you to take pride in working with us and to be capable of transmitting this feeling to others.

The company will do all it can to help you show pride in working here in any environment or in any occasion. It is our belief that every single one of us has an important role to play in building and sustaining the reputation of this company.

We should pay attention to our personal and professional conduct and the kind of concept that we convey to people with regards to our integrity.

Let us recall that it is up to them to decide whether we are trustworthy. This means that we should always act honestly and impartially, consciously and in a transparent manner, and should always be committed to the company respecting its culture and values.

You have the duty to do not overlook if you become aware of the occurrence of any illegal actions or actions undertaken by any collaborator that may damage our integrity.

The company will give all employees the benefit of the doubt, in other words, all employees are assumed innocent and the company will be on their side unless there is conclusive proof of guilt.

Any disclosure of inside information to certain customers in relation to products and services before making the news available to all our customers in general should be avoided. This will only be permitted in particular cases after authorization, when:

o the customer is working in partnership to develop or to test these new products or services;

o there is a need for partial disclosure to provide planning guidelines to customers.


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Conflict of interest

With each passing day, our professional and personal lives are increasingly intertwined. Therefore, we must be alert to avoid the conflicts of interest that may arise if you are engaged in an activity or promoting affairs of your own personal interest that may be contrary to the interests of the company.

The following items amount to undesirable actions in this respect:

o holding, directly or indirectly, through spouse, children or 1st degree relatives, shares and/or interests in any institution that may derive advantage in so far as it is involved in business relations with the company or is competing with it;

o rendering services of any kind to other organizations, directly or indirectly remunerated, that conflict with our interests, except in cases where there is prior authorization;

o gaining privileged financial advantages, direct or indirectly, in relation to institutions that maintain business relations with us;

o accepting, directly or indirectly, money or objects of value from any person or entity that has been or may be interested in having business relations with the company;

o providing competitors or third parties any reserved information in relation to customers, pricing policies, or marketing, economic and financial plans;

o     unduly passing to third parties benefits offered exclusively to employees;

o not reporting the existence of a spouse or 1st degree relation or person in a close relationship, working or occupying positions of influence in the company, or who may influence decisions that affect its affairs, or working in a competitor company, or vendor of products and / or services, or working in partnership with us. This fact should be notified to your immediate superior and registered in your statement of commitment;

o making improper use of the organization's confidential information or competing with the company in a disloyal manner after leaving its employment;

o gaining or prompting third parties to make gains of a personal character to close business deals;

o using company resources (know-how, facilities, equipment, supplies, information and others) for personal advantage or that of third parties


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     without authorization;

o using company premises to conduct trade union, political-party and / or religious activities not guaranteed by constitutional precepts or union agreements.

Participation in charitable, philanthropic, civic, religious, political, social or cultural organizations does not constitute conflict of interest when these activities do not require dedication during working time.

An employee carrying out any of the above activities must clearly show that this is an activity of a private character must and never make use of the name of the company.

o We will not hire former-employees of competitors that have left those entities less than two years previously and in these cases superiors must be consulted. Similarly, we expect that our former employees will not work for competitors until two years after leaving the company.


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Care for company property

o Our property consists of tangible goods (cars, equipment, facilities and materials) and intangible goods (information, brand and know-how).

o You have a duty of care in relation to the custody and conservation of this property, and to protect it against robbery, theft or improper use.

o Company property should be used only for your company business activity, and must not be used for private purposes or those of third parties, except for authorized cases.

o Employees may not acquire goods from the company with privileged conditions for the commercial aim of reselling them.


Brand

The brand is one of the company's greatest assets. It should be used correctly, since it is the most visible company symbol for the market. The brand is not just the design, but also the colors, sound, signs, plaques, uniforms and all symbols recalling the company's image. Their representation should be conserved in the sense of correct use and should always be kept in appropriate conditions. The brand may be used and publicized only for documents, promotional items, facilities and media vehicles in accordance with the standards set by the department responsible. Whenever you see the brand being used inappropriately or without the proper maintenance, inform the competent department.

Do not allow jokes to be played using the brand.

The company expects all employees to attempt to uphold the reputation of the brand, its products, services, and know-how, and to strengthen it with actions transmitting its integrity, whether in carrying out their work or in our external relations. In all cases of doubt as to the proper use or conservation of the brand, contact our communications department.

Know-how and information

Know-how is the knowledge of the company's activity and should not be disclosed or transferred to a third party without previous authorization. Our know-how consists of information, intellectual property and knowledge of the technical, commercial and administrative management of the company applied to our business, such as producing price lists, franchising agreements, techniques for maximization of fleet use, procedure manuals, management practices and everything related to our performance.


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In general, access, use, distribution and publicizing of information should be democratized in the organization. The criteria for secrecy and confidentiality will only be used in special cases.

Our customer database is a valuable company asset and as such will be treated with due care.

Part of our employees' commitment is to guard the confidentiality of information to which they have access.

Forwarding information to the press is the responsibility of the officers and the company's communications department. On certain occasions, designated employees may provide information after prior guidance.

Irregularities in obtaining, using and disclosing information or in the use of the brand and/or company goods must be notified to your immediate superior.

Data relating to current and former employees are confidential and will only be provided after prior notification and authorization, except for cases stipulated under law. Information required for the full development of everyday tasks must be provided honestly and accurately. Agility and speed in delivering information is part of our commitment.

Providing deliberately incomplete or dishonest information or making false or deceptive statements constitute unacceptable practice.

The use of confidential inside company information is not allowed for one's own advantage or that of third parties.


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Relations with customers

Our relationships with customers should be governed in such a way that we can attend to their needs, ensure their well-being and contribute to their success. Furthermore it is important to:

o    establish a relationship of mutual trust with customers;

o    render services of the highest quality;

o    conduct our business affairs fairly;

o only promise to do what the company is capable of doing, involving all aspects of our relation, including scheduled tours, reservations, discounts and negotiated prices, delivery deadlines for cars, coverage of risk and other commitments of all kinds, except for cases outside our control, which should be renegotiated with customers;

o    keep the loyalty with the customers;

o    provide timely and agile customer service;

o give back any valuables or objects of their property left behind by customers or third parties in company cars or on company's premises;

o not to use the competition as a selling point in a disloyal or unethical manner;

o    show great consideration in serving customers;

o    handle customer information confidentially and carefully;

o use advertising based on true facts in relation to our products and services.


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Relations with suppliers and partners

Institutions working together with us and committed to our organization are to be treated as partners since they publicize our brand, guide us and support us in financing our activity and support us in developing and marketing our products. With them, we will establish differentiated and enduring relations based on mutual respect and trust.

When negotiating with our partners, suppliers and financial institutions, regardless of exclusivity, size and whether they are customers or not, we recommend:

o making true statements, complete and not misleading ones, always attempting to use clear and honest communications;

o    being impartial and fair;

o    respecting and fulfilling agreements;

o    creating only expectations that can be met;

o    negotiating the best deal for all those involved.

Furthermore, you should note that:

o even if a transaction is fair for the parties involved, it is not acceptable for anybody involved in the process to obtain benefits or personal advantages/benefits as a result of this transaction;

o it is crucial that all interested parties are sure they were fairly treated throughout the process;

o we should avoid behavior that may be misinterpreted or that may suggest questionable conduct;

o only amend signed agreements after notifying and obtaining authorization from partners, suppliers and financial institutions;

o in relations with partners, suppliers and financial institutions you may receive gifts or promotional discounts as long as they are derived from promotion processes or bonus awards for individuals and are in general use;

o partners may have differentiated treatment, but the same criteria should be applied to those in the same category.


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Gift and courtesy items

Receiving gift and courtesy items

The company recommends that neither yourself nor any member of your family should ask for or accept amounts in money, gifts or favors from suppliers, partners or customers when such items may be seen as associated with our business relation with the supplier, customer or partner concerned, or that may in the future be seen in this light.

Any insinuation in relation to personal needs that might be met by the supplier, partner or customer through money, gifts or favors constitutes unacceptable conduct. You may only accept gifts that have no commercial value, are part of the marketing strategy of the customer, partner or supplier, or are widely distributed and commonly offered to all those in commercial relations with the partner, customer or supplier.

Whenever you receive a gift or benefit worth over US$ 100, you should notify your immediate superior. You will only be able to accept invitations to lunch, dinner or social, cultural and sporting events, if this is recognized as current practice in commercial relations with the supplier, partner or customer. In such cases, keep your superior informed.

Giving presents

Similarly, our employees shall only offer customers, suppliers and partners gifts developed as part of our marketing strategy, produced on a large scale, without commercial value, not involving encouragement to abuse or addiction, that do not provoke moral damage to health or ecologically, and shall only offer lunches, dinners or tickets for shows and events within reasonable limits as covered by our usual business practices.


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Relations with competitors

We shall maintain loyal relations with competitors, observing that:

o these companies may have more than one kind of relation with us - they may be suppliers, customers, competitors or partners at different times. It is important to understand the different kinds of relations and maintain the appropriate approach for each type of relation;

o these relations require special care, in the sense of being ethical with the company itself, and we should avoid discussing pricing policy, terms and conditions, information, plans about products, marketing, our own marketing studies and surveys or plans for the future. You should avoid being involved in any possible activity of this kind;

o obtaining information in relation to competitors is not uncommon. This is normal commercial activity and is not unethical as long as information is obtained in an acceptable manner.


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Respect for the law and government regulations

o We operate in competitive markets and we comply with the laws and government regulations in each country where we are active. In cases where we do not agree with the current law, we will seek legal assistance and legal means of defending our position.

o The company follows the principles of the open market and free competition, respecting the culture and interests of all communities where it is working.

o The company attempts to abstain from any political-party involvement. Occasionally, contributions to candidates or parties may only be made when allowed by law, without involving the company brand.

o We expect all employees to be conscientious citizens and comply with the laws of their country of residence.


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Notifying irregularities

Our culture, values and attitude are constantly being widely disclosed thus facilitating employees' knowledge of the basis of our ethical conduct and ability to detect the possible existence of unethical attitudes.

It is crucial that all and any ethical problem be notified immediately.

The company has specific mechanisms for you to notify these facts. You should seek your immediate superior, or senior managers, officers or even the presidency if applicable, depending on your trust or your convenience.

You can also use the "Banco de Ideias", whether or not you state your own identity.

Be constantly careful in this respect, since you are personally responsible for maintaining our ethical standards.

All notifications of irregularities will be confidential and there will be no harm or retaliation against the person making them.


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Doubts and other considerations

We all are subject to coming across a situation in which the ethical aspect is not clearly shown. These situations involve what are known as ethical dilemmas.

This usually occurs when there are two or more acceptable opinions or conflicting legitimate interests, and we cannot say that one solution is the only correct option.

In these cases and in situations not covered by the Ethics Code, we cannot simply accept the existence of gray zones. On the contrary, we should thoroughly investigate all the aspects involved, identify and appraise each of the different points of view or conflicting interests, with the aim of finding solutions in which the best ethical alternatives prevail.

If you think you may be in one of these situations and have any doubt as to the solution to be applied, seek the assistance of your immediate superior or another person in the company whom you see as having competences related with the problem in question.

Remember that in our internal and external relations confidence is a crucial condition for our integrity and therefore your care and attention in preventing and correcting conflict situations is important.


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Quality of Public Disclosures

The company has a responsibility to communicate effectively with investors so that they are provided with full and accurate information, in all material respects, about the company's financial condition and results of operations. Our reports and documents filed with or submitted to the United States Securities and Exchange Commission and our other public communications shall include full, fair, accurate, timely and understandable disclosure.


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Waivers and Amendments

Any waivers (including any implicit waivers) of the provisions in this Ethics Code for executive officers or directors may only be granted by the Board of Directors and will be disclosed to the company's public noteholders in the company's annual report on Form 20-F. Any waivers of this Ethics Code for other employees may only be granted by the CEO. Amendments to this Ethics Code must be approved by the Board of Directors and will also be disclosed in the company's annual report on Form 20-F.


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Statement of Commitment

I have received a copy of the "Ethics Code." Having carefully read and understood this code, I agree with the guidelines established herein. I am aware that my responsibility and conduct must at all times be governed by the highest personal and professional ethical standards emanating from this Code.

I am aware that non-compliance with the Code may lead to disciplinary actions or even to my being dismissed.

In the case of any questions arising during the course of my duties, I shall seek my immediate superior to discuss them. I am signing this "Statement of Commitment" as an integral part of my signed employment agreement.




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